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Beverly C.Chell
     Vice Chairman


                  PRIMEDIA

                  PRIMEDIA INC.
                  745 Fifth Avenue
                  New York, NY 10151
                  Tel 212 745 0101
                  Fax 212 745 0199
                  Email bchell@primedia.com



         May 1, 2002

         Dear Shareholder:

         You should have received our Proxy Statement dated April 29, 2002 recently. I am writing to point out one error in that Proxy Statement which has now been revised.

         On page 15, in the third paragraph, we disclose information relating to exchanges of the Company's Common Stock for the Company's outstanding preferred stock. The second sentence of this paragraph has now been revised to read (the revision is underlined): "Through April 3, 2002, the Company had exchanged $62,066,400 of redemption value of its preferred stock for 11,758,797 shares of its Common Stock; the equivalent of selling Common Stock at an average per share price of $5.28." The erroneous Proxy Statement you received indicated this equivalent per share price was $3.22, a number that represents the market value of the Common Stock on the days when these exchanges took place. In other words, Common Stock with a market value of $3.33 per share was effectively sold at $5.28 per share.

         I wanted to highlight this revision for you because these exchanges have reduced our preferred stock redemption obligations by $62,066,400 and our annual preferred cash dividend by nearly $6 million, which represent positive steps toward our goal of reducing the Company's payment obligations.

         Sincerely,


         /s/ Beverly C. Chell

         Beverly C. Chell
         Vice Chairman and Secretary